Exhibit 10.1

TRADEWINDS GLOBAL INVESTORS, LLC

April 22, 2009

LTX-Credence Corporation

1355 California Circle

Milpitas, California 95035

Re:	Exchange of 3.5% Convertible Senior Subordinated Notes due 2010 (the “Outstanding Notes”)

Ladies and Gentlemen:

LTX-Credence Corporation (“LTXC”) has informed Tradewinds Global Investors, LLC (“Tradewinds”) that LTXC intends to make a public offer to exchange any and all Outstanding Notes for certain principal amounts of 3.5% Convertible Senior Subordinated Notes due 2011 (the “New Notes”) and certain cash consideration (collectively, the “Exchange Offer”) on terms and conditions to be specified in a Schedule TO (and the exhibits thereto) that will be filed by LTXC with the Securities and Exchange Commission, including the following terms:

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The consideration in the Exchange Offer that each holder of Old Notes (a “Holder”) will receive for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange (the “Exchange Offer Consideration”) will be:

•	New Notes in the principal amount of $750; plus

•	a cash payment equal to $199.6875; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which amount is expected to be approximately $1.0694, assuming the settlement date of the Exchange Offer is May 26, 2009.

New Notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the Exchange Offer Consideration that a tendering Holder would otherwise be entitled to receive results in a fractional interest in New Notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the New Notes such Holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such Holder will be entitled to receive New Notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, such Holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. All cash payments will be rounded down to the nearest whole cent.

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The New Notes will be issued pursuant to a new indenture to be entered into by LTXC and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which such new indenture shall be identical to the existing indenture dated as of March 27, 2009 between LTXC and the Trustee, except for changes necessary to reflect the aggregate amount of New Notes that may be issued, the CUSIP number of the New Notes, the denominations in which New Notes may be issued (including proportional adjustments to (x) the increases in applicable conversion rate contemplated by the Make Whole Premium table in Section 12.01(h) thereof and (y) the maximum Conversion Rate contemplated by the last sentence of such section), the initial interest payment date for the New Notes and the issuance date of the New Notes and other differences that are incidental to any of the foregoing or that are otherwise immaterial or would not adversely affect the rights of Holders under the New Notes (such indenture that actually governs the New Notes being referred to herein as the “Applicable Indenture”).

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The New Notes will mature on May 15, 2011, and bear interest at the rate of 3.5% per annum. At maturity, LTXC will be required to repay the outstanding principal of the New Notes, together with any accrued and unpaid interest thereon, and pay a maturity premium equal to 7.5% of such outstanding principal.

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The New Notes may be converted into shares of LTXC’s common stock, $0.05 par value per share (the “Underlying Common Stock”), subject to the satisfaction of certain conditions or the occurrence of certain events as provided in the Applicable Indenture. The issuance of the New Notes will be exempt, and the issuance of the Underlying Common Stock will be exempt, from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under the exemption from registration provided by Section 3(a)(9) of the Securities Act.

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All of the New Notes issued in the Exchange Offer (and any Underlying Common Stock issued upon conversion of the New Notes in accordance with the terms of the Applicable Indenture) will be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of LTXC. The New Notes will be represented by a single unrestricted CUSIP number.

Provided that LTXC makes the Exchange Offer on the terms described above, Tradewinds, in its capacity as an investment advisor and acting on behalf of all Tradewinds’ client accounts that now hold or hereafter acquire any Outstanding Notes (the “Applicable TW Accounts”), and as an inducement to LTXC to make the Exchange Offer (and in consideration for the expense that LTXC will incur in connection with the Exchange Offer), hereby covenants and agrees that it will instruct (and use commercially reasonable efforts to cause) the Applicable TW Accounts to tender all Outstanding Notes held in all Applicable TW Accounts in accordance with the terms and conditions of the Exchange Offer promptly after the commencement of the Exchange Offer (but in no event after 5:00 p.m., New York City time, on the third business day prior to the scheduled expiration of the Exchange Offer). Tradewinds further covenants and agrees not to take any action that would frustrate the Exchange Offer and covenants and agrees not to instruct any Applicable TW Account to (a) withdraw any previously tendered Outstanding Notes or (b) other than pursuant to the Exchange Offer, sell, assign, transfer, pledge or otherwise dispose of or encumber (or enter into any contract to do any of the foregoing with respect to)

any Outstanding Notes, except in each case as the result of account terminations or asset withdrawals initiated by holders of the Applicable TW Accounts, to the extent such terminations and withdrawals are outside of the control of Tradewinds. As of the close of business on April 17, 2009, the Applicable TW Accounts held approximately $31,203,000 in aggregate principal amount of Outstanding Notes.

All rights and obligations set forth herein shall terminate upon the first to occur of (x) any revocation of the Exchange Offer by LTXC, and (y) the first time at which LTXC accepts for exchange and payment any Outstanding Notes pursuant to the Exchange Offer.

Tradewinds represents and warrants to LTXC that (I) Tradewinds is an investment advisor registered under the Investment Advisers Act of 1940, as amended and (II) pursuant to one or more valid and binding management or advisory agreements, Tradewinds has full investment power with respect to the Outstanding Notes held by the Applicable TW Accounts and has been duly authorized to take all requisite action for itself and on behalf of the Applicable TW Accounts to perform its obligations hereunder.

Each of LTXC and Tradewinds hereby represents and warrants to the other that it has full power and authority to execute and deliver this letter and perform its obligations hereunder and that this letter has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

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Very truly yours,

Tradewinds Global Investors, LLC

By:	/s/ David B. Iben
Name:	David B. Iben
Title:	Executive Managing Director,
Chief Investment Officer

Accepted by LTX-Credence Corporation

as of the date first set forth above

By:	/s/ Mark Gallenberger
Name:	Mark Gallenberger
Title:	Vice President and Chief Financial Officer